CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Russell E. Anderson, CPA
Russ Bradshaw, CPA
William R. Denney, CPA

To the Board of Directors
Lightbridge Corporation
1600 Tysons Boulevard, Suite 550
McLean, VA 22102

We hereby consent to the use of our report dated March 25, 2015 except for the effects of the matters described in Note 2, Note 9, Note 12, Note 14, and Note 15 as to which are dated November 23, 2015, with respect to the financial statements of Lightbridge Corporation incorporated by reference in Amendment No. 1 to the Registration Statement on Form S-1/A to be filed on or about December 11, 2015. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ Anderson Bradshaw PLLC

Anderson Bradshaw PLLC
Salt Lake City, Utah
December 11, 2015

5296 S. Commerce Dr
Suite 300
Salt Lake City, Utah
84107
USA
(T) 801.281.4700
(F) 801.281.4701

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